EXHIBIT 99.1

Shenandoah Telecommunications Company Completes Acquisition of Horizon Telcom

EDINBURG, Va., April 01, 2024 (GLOBE NEWSWIRE) --  Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced today the completion of its acquisition of Horizon Acquisition Parent LLC (“Horizon” or “Horizon Telcom”).

Horizon is a leading commercial fiber provider in Ohio and adjacent states serving national wireless providers, carriers, enterprises, and government, education and healthcare customers. Horizon’s unique fiber network is the largest and most dense network across its footprint, and the combined company will have approximately 15,4001 fiber route miles across seven adjacent states. Shentel plans to re-brand the Horizon commercial and residential fiber businesses to Glo Fiber.

“We are excited to expand into Ohio and Indiana, roughly doubling the size of our commercial fiber business, adding new Glo Fiber greenfield fiber-to-the-home (“FTTH”) expansion markets, and now reaching approximately 250,0002 total combined company fiber passings. With our expansion into Ohio, we expect to pass approximately 600,000 total homes and businesses with Glo Fiber by the end of 2026,” said Shentel’s President and CEO, Christopher E. French. “We believe combining Horizon’s leading commercial fiber business with our rapidly growing residential Glo Fiber business will translate to a stronger combined business.”

Glenn Lytle, Horizon head of Commercial Sales, will join the Shentel management team as Senior Vice President of Commercial Sales for the combined business.   Mr. Lytle has over 25 years of experience in the telecommunications industry, including previous senior leadership roles at Segra and Comcast.

Shentel funded the cash portion of the acquisition with a combination of existing cash resources, proceeds from last week’s completed sale of its tower portfolio, and issuance of 7%3 Participating Exchangeable Perpetual Preferred Stock of a Shentel subsidiary to an affiliate of Energy Capital Partners. The Company issued approximately 4.1 million shares of Shentel common stock to an investment fund managed by affiliates of GCM Grosvenor, a selling unit holder of Horizon.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides residential and commercial broadband services through its high speed, state-of-the-art fiber optic and cable networks to customers in seven contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with approximately 15,400 route miles of fiber. For more information, please visit www.shentel.com.

About GCM Grosvenor
GCM Grosvenor (Nasdaq: GCMG) is a global alternative asset management solutions provider with approximately $77 billion in assets under management across private equity, infrastructure, real estate, credit, and absolute return investment strategies. The firm has specialized in alternatives for more than 50 years and is dedicated to delivering value for clients by leveraging its cross-asset class and flexible investment platform. GCM Grosvenor’s experienced team of approximately 540 professionals serves a global client base of institutional and individual investors. The firm is headquartered in Chicago, with offices in New York, Toronto, London, Frankfurt, Tokyo, Hong Kong, Seoul, and Sydney. For more information, visit: gcmgrosvenor.com.

About ECP
Energy Capital Partners (ECP), founded in 2005, is a leading equity and credit investor across energy transition, electrification and decarbonization infrastructure assets, including power generation, renewables and storage solutions, environmental infrastructure and digital infrastructure. The ECP team, comprised of 86 people with over 800 years of collective industry experience, deep expertise and extensive relationships, has consummated more than 100 equity (representing more than $50 billion of enterprise value) and over 20 credit transactions since inception. For more information, visit www.ecpgp.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, Shentel’s ability to satisfy the closing conditions for subsequent tower sale closings, the expected savings and synergies from the Horizon acquisition may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

1 Reflects the addition of approximately 5,500 fiber route miles from Horizon, estimated based on Shentel’s methodology for counting fiber route miles. Shentel previously estimated 7,200 fiber route miles for Horizon based on Horizon’s own calculation methodology.
2 Reflects the addition of approximately 15,600 new, greenfield fiber passings from Horizon, estimated based on Shentel’s methodology for counting passings. Shentel previously estimated 18,000 new, greenfield fiber passings based on Horizon’s own calculation methodology.
3 Dividend rate is subject to increase if ECP’s Independent Director is not seated on Shentel’s Board after the next annual meeting and the PIK dividend is subject to increase after the fifth and seventh anniversaries of the closing date.